Exhibit 10.1

INDEPENDENT CONTRACTOR AGREEMENT

THIS INDEPENDENT CONTRACTOR AGREEMENT (the “Agreement”) is made and entered into this 1st day of January, 2015, between Steven E. Wilson (“Contractor,”) and United Bankshares, Inc. (“United”).

WHEREAS, Contractor has considerable experience in the banking industry; and

WHEREAS, United wishes to retain the expertise of Contractor and Contractor wishes to perform the services described herein for United and its subsidiaries and affiliates, as the case may be, pursuant to the terms and conditions hereof; and

WHEREAS, United and the Contractor acknowledge and agree that no employment relationship exists between United and the Contractor for the work performed under this Agreement. United and the Contractor acknowledge and agree that the Contractor is an independent contractor for all purposes related to this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants made in this Agreement, the parties agree as follows:

1. Services. During the period from the date Contractor terminates employment with United, to the date which is three years from and after the date on which Contractor first begins performing services under this Agreement, and for additional one year renewal periods thereafter, unless earlier terminated pursuant to paragraph 5 below, Contractor shall provide consulting and advisory services to United and its subsidiaries and affiliates, to the extent Contractor and United deem appropriate, but for no more than one day per week or the hourly equivalent thereof and in no event to exceed 8 hours per week.

2. Compensation. For services rendered by Contractor hereunder, Contractor shall be compensated by United as follows: for each one year period during which this Agreement remains in effect, prior to termination pursuant to paragraph 5 below, with pro-ration to the date of termination for any partial year during which this Agreement is in effect prior to any such termination, Contractor shall be paid the sum of One Hundred and Sixty-Seven Thousand, Five Hundred Dollars ($167,500.00) with such $167,500.00 sum to be paid in equal monthly installments of $13,958.34.

3. Business Expenses. Contractor shall retain the sole responsibility for his own business-related expenses, provided, however, that United shall afford Contractor access to reasonable office space, office supplies and secretarial assistance and shall reimburse Contractor for any reasonable business expenses incurred in the performance of services for United hereunder, but only if such business expense is in fact incurred by Contractor prior to any termination of this Agreement pursuant to paragraph 5. The reimbursement of an eligible business expense, if any, shall be made by United in accordance with United’s regular reimbursement procedures but, in no event, later than the last day of Contractor’s taxable year during which the expense was incurred or, if later, the fifteenth day of the third month after such expense was incurred, and Contractor is required to request reimbursement and substantiate any such expense no later than ten days prior to the last date on which United is required to provide reimbursement for such expense hereunder. The amount of business expenses, if any, eligible for reimbursement during Contractor’s taxable year shall not affect the expenses eligible for reimbursement, if any, in any other taxable year. The right to reimbursement, if any, under this Agreement is not subject to liquidation or exchange for another benefit.

4. Duties of Independent Contractor. Contractor agrees to provide consulting and advisory services respecting financial and banking matters that are needed by United, within the limits set forth in paragraph 1, and Contractor agrees to provide his services in the most efficient, comprehensive and professional manner possible.

5. Termination of Agreement. This Agreement may be terminated at any time, with or without cause, by either party by thirty (30) days prior written notification. In addition, this Agreement shall terminate immediately upon the death of Contractor. Upon termination, Contractor shall be entitled to receive compensation, as provided in paragraph 2, only to the date of termination, which compensation shall be paid at the time and in the manner provided in paragraph 2.

6. Independent Contractor Status. It is understood that Contractor is an independent contractor, and is not an employee, agent, partner, affiliate or representative of United, and shall not hold himself out to the public as an employee, agent, partner, affiliate or representative of United. As such, United is not responsible for providing insurance coverage including, but not limited to, the types of coverage listed below in this paragraph 6, and if Contractor so determines, in his sole discretion, that any such coverage or other types of coverage is needed, then Contractor is responsible, where necessary, to secure, at his sole cost, professional and general liability insurance, workers’ compensation insurance, disability benefits insurance, and any other insurance as may be required by law or by this Agreement.

7. Tax Duties and Responsibilities. Contractor is solely responsible for the payment of all required taxes, whether federal, state or local in nature, including, but not limited to, payroll taxes, income taxes, social security taxes, federal unemployment compensation taxes, and any other fees, charges, licenses, or other payments required by law. United agrees to provide all information needed by Contractor to fulfill his tax obligations on a timely basis.

8. Business of Independent Contractor. Contractor may engage in any business that he may choose, and is not required to devote all his energies exclusively for the benefit of United.

9. Supervision. Contractor shall not be subject to the provisions of any personnel handbook or the rules and regulations applicable to employees of United because Contractor shall fulfill his responsibilities independent of, and without supervisory control by United, provided, however, that (i) Contractor’s fulfillment of his obligations under this Agreement shall be reviewed periodically by the Chief Executive Officer or other officer of United and (ii) Contractor shall abide by and observe all rules relating to safety and security and all anti-discrimination and anti-harassment policies of United, whether now in existence or hereafter adopted.

10. Confidential Information. Contractor acknowledges that United may disclose certain confidential information to the Contractor during the term of this Agreement to enable him to perform his duties hereunder. Contractor hereby covenants and agrees that he will not, without the prior written consent of United, during the term of this Agreement or at any time thereafter, disclose or permit to be disclosed to any third party by any method whatsoever any of the confidential information of United or any subsidiary or affiliate thereof. For purposes of this Agreement, “confidential information” shall include, but not be limited to, any and all records, notes, memoranda, data, ideas, processes, methods, techniques, systems, formulas, patents, models, devices, programs, computer software, writings, research, personnel information, customer information, United’s financial information, plans, or any other information of whatever nature in the possession or control of United or any of its subsidiaries or affiliates which has not been published or disclosed to the general public, or which gives United an opportunity to obtain an advantage over competitors who do not know of or use it. Contractor further agrees that if this Agreement is terminated for any reason, he will leave with United and will not take originals or copies of any and all records, papers, programs, computer software and documents and all matter of whatever nature which bears secret or confidential information of United.

The foregoing paragraph shall not be applicable if and to the extent Contractor is required to testify in a judicial or regulatory proceeding pursuant to an order of a judge or administrative law judge issued after Contractor and his legal counsel urge that the aforementioned confidentiality be preserved.

The foregoing covenants will not prohibit Contractor from disclosing confidential or other information to employees of United or any third parties to the extent that such disclosure is necessary to the performance of his duties under this Agreement.

11. Notices. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Contractor:	Steven E. Wilson
4601 – 4th Avenue
Vienna, WV 26105

If to United:	United Bankshares, Inc.
Attn.: Richard M. Adams
514 Market Street Parkersburg, West Virginia 26101

12. Separation from Service. In the event of a termination of this Agreement pursuant to paragraph 5, regardless of whether or not Contractor may continue thereafter to serve as a member of the Board of Directors of United or any affiliate, or to otherwise provide any services as an independent contractor for United or any affiliate, and regardless of whether or not Contractor shall thereby meet or fail to meet the definition of “Separation from Service” with regard to United or any affiliate, due to any such continued service as an independent contractor other than under this Agreement, this Agreement shall nevertheless terminate and in no event shall Contractor be entitled to any compensation under this Agreement for any period from or after such date of termination of this Agreement. “Separation from Service” means the good faith, complete expiration and termination of Contractor’s service, hereunder or otherwise as an independent contractor for United or any affiliate, including but not limited to as a member of the Board of Directors or otherwise, as the case may be, for any reason. In addition, the term “Separation from Service” shall be interpreted under this Plan in a manner consistent with the requirements of Code Section 409A which are incorporated herein by reference, but in all events, regardless of whether or not, upon termination of this Agreement under paragraph 5, Contractor has “Separated from Service” as a member of the Board of Directors of United or any affiliate, or otherwise as an independent contractor for United or any affiliate other than under this Agreement, no compensation shall be due under this Agreement for any period from and after termination of this Agreement under paragraph 5 of this Agreement.

13. Assignment. Neither party shall sell, assign or transfer this Agreement without the prior written consent of the other party.

14. Governing Law. This Agreement shall be subject to and governed by the laws of the State of West Virginia.

15. Severability. If any provision of this Agreement, or any portion of any provision hereof, is held to be invalid, illegal or unenforceable, all other provisions shall remain in force and effect as if such invalid, illegal or unenforceable provision or portion thereof had not been included herein. If any provision or portion of any provision of this Agreement is so broad as to be unenforceable, such provision or a portion thereof shall be interpreted to be only so broad as is enforceable.

16. Waiver of Breach. No requirement of this Agreement may be waived except by a written document signed by the party adversely affected. A waiver of a breach of any provision of the Agreement by any party shall not be construed as a waiver of subsequent breaches of that provision.

17. Modification. No change, modification or waiver of any term of this Agreement shall be valid unless it is in writing and signed by both parties.

18. Interpretation. Words importing the masculine, feminine or neutral gender shall include any other gender and shall, where applicable, include firms, corporations and other legal entities.

19. Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements or understandings between the parties, including but not limited to that certain Amended and Restated Change of Control Agreement by and between United and Contractor, which the parties acknowledge has terminated and is of no further force or effect. Notwithstanding the foregoing, however, obligations respecting the payment of vested benefits pursuant to any benefit plan or agreement, if any, shall remain in effect and shall not be superseded by this Agreement.

20. Headings. The headings are inserted for convenience only and shall be considered when interpreting any of the provisions or terms hereof.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

/s/ Steven E. Wilson
Contractor

UNITED BANKSHARES, INC.

By:	/s/ Richard M. Adams
Richard M. Adams
Its:	Chairman & Chief Executive Officer